Exhibit 10.1

AMENDMENT NO. 5 TO CREDIT AGREEMENT

THIS AMENDMENT NO. 5 TO CREDIT AGREEMENT (this “Amendment”) is entered into as of December 29, 2011, by and among the Lenders identified on the signature pages hereof (such Lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO CAPITAL FINANCE, LLC, formerly known as Wells Fargo Foothill, LLC, a Delaware limited liability company, as the arranger and administrative agent for the Lenders (in such capacity, “Agent”) and NAVARRE CORPORATION, a Minnesota corporation (“Borrower”).

WHEREAS, Borrower, Agent, and Lenders are parties to that certain Credit Agreement dated as of November 12, 2009 (as amended, modified or supplemented from time to time, the “Credit Agreement”);

WHEREAS, in connection with the foregoing, Borrower, Agent and Lenders have agreed to amend the Credit Agreement in certain respects (including, without limitation, to extend the maturity date thereof from November 12, 2012 to the date that is 5 years from the date of this Amendment);

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

2. Amendments to Credit Agreement: Subject to the satisfaction of the conditions set forth in Section 5 below, in reliance upon the representations and warranties of Borrower set forth in Section 6 below, the Credit Agreement is hereby amended in the following respects:

(a) The following new Section 2.14 is added to the Credit Agreement:

2.14. Increase in Revolver Commitments.

(a) Provided there exists no Default or Event of Default and subject to the prior written consent of Agent (which may be provided or withheld in Agent’s sole discretion and without the consent of any other Lender, and absent which any notice from Borrower described below shall be void and of no force and effect), the Borrower may, from time to time prior to the Maturity Date, upon written notice to the Agent (whereupon Agent shall promptly deliver a copy to each of the Lenders), request up to four (4) increases (in minimum increments of $5,000,000), not to exceed $20,000,000 in the aggregate to the Maximum Revolver Amount (any such increase, each a “Revolver Increase”). At the time of sending such notice, the Borrower (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Revolver Commitment in connection with such Revolver Increase and, if so, whether by a percentage of the requested Revolver Increase equal to, greater than, or less than its Pro Rata Share in respect of the aggregate amount of the Revolver Commitments of all Lenders. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolver Commitment.

(c) The Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request for a Revolver Increase made hereunder. To achieve the full amount of a requested Revolver Increase if existing Lenders do not elect to provide the full amount of a requested Revolver Increase, and subject to the consent and of the Agent in its sole discretion and to the approval of the Agent, the Issuing Lender and the Swing Lender with respect to the identity of such Person, the Borrower may also invite additional Persons to become Lenders pursuant to a joinder to this Agreement in form and substance satisfactory to the Agent and its counsel.

(d) If the Revolver Commitments and Maximum Revolver Amount are increased in accordance with this Section 2.14, the Agent (in consultation with the Borrower) shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase. The Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Revolving Credit Increase Effectiveness Date.

(e) As additional conditions precedent to any Revolver Increase (and without limiting Agent’s discretion as to whether to consent to any Revolver Increase), (i) the Borrower shall deliver to the Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by an officer of such Loan Party, certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and certifying that the conditions precedent set out in the following subclauses (ii) through (iv) have been satisfied, (ii) no Default or Event of Default shall have occurred and be continuing or would result from such Revolver Increase, (iii) before and after giving effect to such Revolver Increase, the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations that already are qualified or modified by materiality in the text thereof) on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, (iv) after giving effect to such Revolver Increase, the Borrower would be in pro forma compliance with Section 7(a) of the Agreement for the twelve-month period to which the most recent Compliance Certificate received by the Agent pursuant to Schedule 5.1 relates, assuming that the Revolver Commitments (after giving effect to such increase) are fully drawn. The Borrower shall prepay any Advances, Letter of Credit Disbursements or Swing Loans (to the extent participated to Lenders) outstanding on the Revolving Credit Increase Effective Date to the extent necessary to keep the outstanding Advances, Letter of Credit Disbursements or Swing Loans (to the extent participated to Lenders), as the case may be, ratable with any revised Pro Rata Share of a Lender in respect of the Revolver Commitments arising from any nonratable increase in the Revolver Commitments under this Section 2.14.

(f) In connection with each Revolver Increase and as a further condition to providing each Revolver Increase, Lenders, Borrower, and each Guarantor shall execute such amendments, agreements, instruments and documents, if any, as Agent shall reasonably request to evidence such Revolver Increase

(b) Section 3.3 of the Credit Agreement is amended and restated in its entirety as follows:

3.3. Maturity.

This Agreement shall continue in full force and effect for a term ending on December 29, 2016 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

(c) Sections 4.1(b), 4.6(d), 4.7(b), 4.13, and 4.19 of the Credit Agreement are amended by replacing each reference to “the Closing Date” set forth therein with a reference to “the Fifth Amendment Closing Date”.

(d) Section 4.26 of the Credit Agreement is amended and restated in its entirety as follows:

4.26. Dissolution of BCI and Funimation Entities.

BCI was dissolved with the Secretary of State of Minnesota effective January 13, 2010. Each of Funimation Channel, Inc., Navarre CP, LLC, Navarre CS, LLC and Navarre CLP, LLC was dissolved with the Secretary of State of Minnesota effective December 19, 2011.

(e) Section 5.16 of the Credit Agreement is amended and restated in its entirety as follows:

5.16. [RESERVED].

(f) Section 6.3(a) of the Credit Agreement is amended by inserting “Other than in order to consummate a Permitted Acquisition,” to the beginning thereof.

(g) Section 6.12 of the Credit Agreement is amended by (i) inserting “and” at the end of clause (c) thereof, (ii) replacing the “, and” at the end of clause (d) thereof with a “.”, and (iii) deleting clause (e) thereof in its entirety.

(h) Section 7 of the Credit Agreement is hereby amended by amending and restating clause (b) thereof in its entirety as follows:

(b) [reserved]

(i) Section 7 of the Credit Agreement is hereby amended by amending and restating clause (d) thereof in its entirety as follows:

(d) Excess Availability. Maintain Excess Availability at all times after the Fifth Amendment Closing Date of at least $5,000,000.

(j) Schedule 1.1 of the Credit Agreement is amended by amending and restating the definition of the terms “Applicable Unused Line Fee”, “Base LIBOR Rate”, “Base Rate Margin”, “Capital Expenditures”, “Fee Letter”, “LIBOR Rate Margin”, “Maximum Revolver Amount”, “Permitted Purchase Money Indebtedness”, “Publishing Business”, and “WFF” set forth therein in their entirety as follows:

“Applicable Unused Line Fee” means 0.375%.

“Base LIBOR Rate” means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means the greatest of (a) the Federal Funds Rate plus  1/2%, (b) the Base LIBOR Rate (which rate shall be calculated based upon an Interest Period of 3 months and shall be determined on a daily basis), plus 1%, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a Base Rate

Loan), the applicable margin set forth in the following table that corresponds to average daily Excess Availability for the most recently ended calendar month (the “Monthly Average Excess Availability Amount”); provided, however, that for the period from the Closing Date through January 31, 2012, the Base Rate Margin shall be at the margin in the row styled “Level I”:

Level	Monthly Average Excess Availability Amount	Base Rate Margin
I	Greater than or equal to the greater of (i) $15,000,000 and (ii) 25% of the Maximum Revolver Amount	1.00 percentage points

II	Less than the greater of (i) $15,000,000 and (ii) 25% of the Maximum Revolver Amount	1.25 percentage points

The Base Rate Margin shall be based upon the most recent Monthly Average Excess Availability Amount, which will be calculated as of the end of each calendar month. If Borrower fails to provide the information necessary to calculate the Monthly Average Excess Availability Amount, the Base Rate Margin shall be set at the margin in the row styled “Level II” until the date on which such information is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such information, the Base Rate Margin shall be set at the margin based upon the calculations disclosed by such information.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, excluding (i) any Production Costs, (ii) any Vendor Advances, and (iii) Permitted Acquisitions.

“Fee Letter” means that certain amended and restated fee letter between Borrower and Agent dated as of the Fifth Amendment Closing Date.

“LIBOR Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a LIBOR Rate Loan), the applicable margin set forth in the following table that corresponds to average daily Excess Availability for the most recently ended calendar month (the “Monthly Average Excess Availability Amount”); provided, however, that for the period from the Closing Date through January 31, 2012, the LIBOR Rate Margin shall be at the margin in the row styled “Level I”:

Level	Monthly Average Excess Availability Amount	LIBOR Rate Margin
I	Greater than or equal to the greater of (i) $15,000,000 and (ii) 25% of the Maximum Revolver Amount	2.00 percentage points

II	Less than the greater of (i) $15,000,000 and (ii) 25% of the Maximum Revolver Amount	2.25 percentage points

The LIBOR Rate Margin shall be based upon the most recent Monthly Average Excess Availability Amount, which will be calculated as of the end of each calendar month. If Borrower fails to provide the information necessary to calculate the Monthly Average Excess Availability Amount, the LIBOR Rate Margin shall be set at the margin in the row styled “Level II” until the date on which such information is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such information, the LIBOR Rate Margin shall be set at the margin based upon the calculations disclosed by such information.

“Maximum Revolver Amount” means $50,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement, and increased by the amount of any Revolver Increases made pursuant to Section 2.14 of the Agreement.

“Permitted Purchase Money Indebtedness” means collectively, as of any date of determination, (i) Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $500,000, and (ii) Purchase Money Inventory Indebtedness incurred after the Fifth Amendment Closing Date in an aggregate principal amount outstanding at any one time not in excess of $10,000,000.

“Publishing Business” means the publishing business of Encore Software, Inc., a Minnesota corporation as presently conducted and any similar business of any Loan Party that may be conducted in the future.

“WFF” means Wells Fargo Capital Finance, LLC (formerly known as Wells Fargo Foothill, LLC), a Delaware limited liability company.

(k) Schedule 1.1 of the Credit Agreement is amended by amending the definition of the term “Borrowing Base” set forth therein by (i) replacing the reference to “$15,000,000” in clause (b)(i) thereof with a reference to “$20,000,000”, and (ii) replacing the reference to “50%” in clause (b)(iv) thereof with a reference to “60%”.

(l) Schedule 1.1 of the Credit Agreement is amended by amending the definition of the term “EBITDA” set forth therein by (i) deleting the “and” following subclause

(v) of clause (c) thereof, (ii) inserting a comma and the word “and” following the reference to “of such Person of any Stock” at the end of subclause (vi) of clause (c) thereof, and (iii) inserting a new subclause (vii) in clause (c) thereof following such newly inserted “and” and prior to the phrase “in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP”:

(vii) Fifth Amendment EBITDA Restructuring Expenses to the extent incurred during the fiscal year of Borrower ending March 31, 2012,

(m) Schedule 1.1 of the Credit Agreement is amended by amending the definition of the term “Eligible Accounts” set forth therein by amending and restating clause (a) thereof in its entirety as follows:

(a) Accounts that the Account Debtor (other than the Specified Account Debtor) has failed to pay within 90 days of original invoice date or Accounts of an Account Debtor (other than the Specified Account Debtor) with selling terms of more than 61 days (or, in the case of Best Buy and its Affiliates, accounts with selling terms of more than 90 days); or Accounts that the Specified Account Debtor has failed to pay within 30 days of due date or Accounts of the Specified Account Debtor with selling terms of more than 60 days after the month end in which such Account arose (provided, that the aggregate portion of the Accounts of the Specified Account Debtor in excess of $2,000,000 shall not be Eligible Accounts),

(n) Schedule 1.1 of the Credit Agreement is amended by amending the definition of the term “Eligible Accounts set forth therein by amending and restating clause (i) thereof in its entirety as follows:

(i) Accounts owing by an Account Debtor and its Affiliates (other than Best Buy and its Affiliates, Walmart/Sam’s Club and its Affiliates, Costco and its Affiliates, Fry’s Electronics and its Affiliates, Staples and its Affiliates, Anderson Merchandisers and its Affiliates or Target and its Affiliates) whose total obligations owing to Borrower exceed 10% (such percentage, as applied to a particular Account Debtor and its Affiliates, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor and its Affiliates deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor and its Affiliates in excess of such percentage; Accounts owing by Best Buy and its Affiliates if the total obligations owing to Borrower by Best Buy and its Affiliates exceed 35% (such percentage, as applied to Best Buy and its Affiliates, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of Best Buy and its Affiliates deteriorates) of all Eligible Accounts, to the extent of the obligations owing by Best Buy and its Affiliates in excess of such percentage; Accounts owing by Wal-Mart/Sam’s Club and its Affiliates if the total obligations owing to Borrower by Wal-Mart/Sam’s Club and its Affiliates exceed 20% (such percentage, as applied to Wal-Mart/Sam’s Club and its Affiliates, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of Wal-Mart/Sam’s Club and its Affiliates deteriorates) of all Eligible Accounts, to the extent of the obligations owing by Wal-Mart/Sam’s Club and its Affiliates in excess of such percentage; Accounts owing by Costco and its Affiliates if the total obligations owing to Borrower by Costco and its Affiliates exceed 15% (such percentage, as applied to Costco and its Affiliates, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of Costco and its Affiliates deteriorates) of all Eligible Accounts, to the extent of the obligations owing by Costco and its Affiliates in excess of such percentage; Accounts owing by Fry’s Electronics and its Affiliates if the total obligations owing to Borrower by Fry’s Electronics and its Affiliates exceed 15% (such percentage, as applied to Fry’s Electronics and its Affiliates, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of Fry’s Electronics and its Affiliates deteriorates) of all Eligible Accounts, to the extent of the obligations owing by Fry’s Electronics and its Affiliates in excess of such percentage; Accounts owing by Staples and its Affiliates if the total obligations owing to Borrower by Staples and its Affiliates exceed 15% (such percentage, as applied to Staples and its Affiliates, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of Staples and its Affiliates deteriorates) of all Eligible Accounts, to the extent of the obligations owing by Staples and its Affiliates in excess of such percentage; Accounts owing by Anderson Merchandisers and its Affiliates if the total obligations owing to Borrower by Anderson Merchandisers and its Affiliates exceed 15% (such percentage, as applied to Anderson Merchandisers and its Affiliates, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of Anderson Merchandisers and its Affiliates deteriorates) of all Eligible Accounts, to the extent of the obligations owing by Anderson Merchandisers and its Affiliates in excess of such percentage; and Accounts owing by Target and its Affiliates if the total obligations owing to Borrower by Target and its Affiliates exceed 15% (such percentage, as applied to Target and its Affiliates, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of Target and its Affiliates deteriorates) of all Eligible Accounts, to the extent of the obligations owing by Target and its Affiliates in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentages shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limits,

(o) In order to correct numbering and punctuation errors in the definition of “Eligible Accounts” resulting from the Consent and Amendment No. 2 to Credit Agreement dated May 17, 2010 and the Amendment No. 3 to Credit Agreement dated September 30, 2010, Schedule 1.1 of the Credit Agreement is amended by amending the definition of the term “Eligible Accounts” set forth therein by (i) deleting the “or” at the end of clause (p) thereof, (ii) replacing the period at the end of clause (q) thereof with a comma, (iii) renumbering clause (s) thereof (reading “Accounts originally created by Punch and acquired by Encore from Punch in under the Punch Acquisition Agreement (provided that the foregoing shall not include Accounts created by Encore after the Punch Acquisition Closing Date).” as clause (r) thereof, and (iv) replacing the period at the end of such clause (r) thereof with “, or”.

(p) Schedule 1.1 of the Credit Agreement is amended by amending the definition of the term “Eligible Accounts” set forth therein by inserting the following new clause (s) at the end thereof:

(s) such Accounts that were acquired in a Permitted Acquisition or arise from the business acquired in a Permitted Acquisition, unless Agent shall have completed a field examination with respect to the business and assets acquired in connection with such Permitted Acquisition in accordance with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the business acquired in connection with such Permitted Acquisition, the scope and results of which shall be satisfactory to Agent, and the criteria for Eligible Accounts set forth herein are satisfied with respect to such Accounts in accordance with this Agreement (or such other or additional criteria as Agent may, at its option, establish with respect thereto in accordance with the definition of Eligible Accounts).

(q) Schedule 1.1 of the Credit Agreement is amended by amending the definition of the term “Eligible Inventory” set forth therein by (i) deleting the “or” following clause (m) thereof, (ii) replacing the period following clause (n) thereof with a comma, and (iii) adding the following new clauses (o) and (p) at the end thereof:

(o) it is subject to Purchase Money Inventory Indebtedness, or

(p) it was acquired in a Permitted Acquisition or arises from the business acquired in a Permitted Acquisition, unless Agent shall have completed an appraisal and field examination with respect to such Inventory in accordance with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of such Inventory, the scope and results of which shall be satisfactory to Agent, and the criteria for Eligible Inventory set forth herein are satisfied with respect to such Inventory in accordance with this Agreement (or such other or additional criteria as Agent may, at its option, establish with respect thereto in accordance with the definition of Eligible Inventory).

(r) Schedule 1.1 of the Credit Agreement is amended by amending the definition of the term “Permitted Indebtedness” set forth therein by (i) deleting the “and” at the end of clause (k) thereof, (ii) replacing the period at the end of clause (l) thereof with a comma, and (iii) inserting new clauses (m) and (n) at the end thereof as follows:

(m) Acquired Indebtedness in an amount not to exceed $1,000,000 outstanding at any one time, and

(n) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete or similar obligation of Borrower or the applicable Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions.

(s) Schedule 1.1 of the Credit Agreement is amended by amending the definition of the term “Permitted Investments” by amended and restating clause (k) thereof in its entirety as follows:

(k) so long as no Event of Default has occurred and is continuing or would result therefrom, Vendor Advances in an amount not to exceed $4,000,000 per fiscal year,

(t) Schedule 1.1 of the Credit Agreement is amended by amending the definition of the term “Permitted Investments” by (i) renumbering existing clause (l) thereof such that it appears as clause (m) thereof, and (ii) adding the following new clause (l) thereto:

(l) Permitted Acquisitions, and

(u) Schedule 1.1 of the Credit Agreement is amended by amending the definition of the term “Permitted Liens” set forth therein by amending and restating clause (f) thereof in its entirety as follows:

(f) (i) purchase money Liens on Equipment or the interests of lessors under Capital Leases of Equipment to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness that does not constitute Purchase Money Inventory Indebtedness and so long as (A) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (B) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof, and (ii) purchase money Liens on Inventory to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness constituting Purchase Money Inventory Indebtedness and so long as (A) such Lien attaches only to the Inventory purchased or acquired and the identifiable cash proceeds thereof, (B) such Lien only secures the Indebtedness that was incurred to acquire the Inventory purchased or acquired or any Refinancing Indebtedness in respect thereof, and (C) the holder of such Lien has executed and delivered a waiver agreement to Agent in the form attached as

Exhibit P hereto.

(v) Schedule 1.1 of the Credit Agreement is amended by amending the definition of the term “Permitted Liens” set forth therein by (i) deleting “and” from the end of clause (o) thereof, (ii) replacing the period at the end of clause (p) thereof with a comma, and (iii) adding the following new clauses (q) and (r) thereto:

(q) Liens solely on any cash earnest money deposits made by Borrower or its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition, and

(r) Liens assumed by Borrower or any of its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness.

(w) Schedule 1.1 of the Credit Agreement is amended by adding the following new defined terms thereto in their appropriate alphabetical order as follows:

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Stock is acquired by Borrower or any of its Subsidiaries in a Permitted Acquisition; provided, however, that such Indebtedness (a) is either Purchase Money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Dominion Period” means each period beginning on any date that Excess Availability is less than $15,000,000 and ending upon such date thereafter upon which Excess Availability has been greater than $15,000,000 for sixty (60) consecutive days.

“Fifth Amendment Closing Date” means December 29, 2011.

“Fifth Amendment EBITDA Restructuring Expenses” means, collectively, and in each case to the extent incurred during the fiscal year of Borrower ending March 31, 2012, (a) cash expenses in connection with severance payments made to Borrower’s prior CEO, Cary Deacon, in connection with his resignation on March 31, 2011 plus search fees in connection with identifying a successor CEO, in an aggregate amount not to exceed $1,700,000, (b) cash expenses in an aggregate amount not to exceed $6,900,000 for (i) severance payments and outplacement expenses in connection with staff reductions at the Borrower’s Minnesota headquarters and in connection with the closing of Encore Software, Inc’s California office along with other miscellaneous personnel related restructuring costs, in an aggregate amount for such severance payments and outplacement expenses and other personnel related restructuring costs not to exceed the maximum corresponding amount set forth on Schedule F-1, and (ii) cash expenses incurred in connection with Borrower’s negotiation with its landlord for its Minnesota headquarters to reduce the size of its facility by vacating one of the three headquarters buildings currently leased by Navarre and in connection with Borrower’s negotiation with the landlord for Encore Software, Inc.’s California office to terminate the lease for such office prior to its scheduled expiration, in an aggregate amount for such expenses in connection with such leases not to exceed the maximum corresponding amount set forth on Schedule F-1, and (c) non-cash charges in an aggregate amount not to exceed $2,600,000 resulting from (i) the writedown of Inventory for certain software titles of Encore Software, Inc. to be discontinued, (ii) the writedown of software development costs pertaining to such discontinued Encore Software, Inc. software titles, and (iii) other miscellaneous non-cash restructuring charges.

“Permitted Acquisition” means any Acquisition so long as:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b) no Indebtedness will be incurred, assumed, or would exist with respect to Borrower or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clause (m) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its Subsidiaries as a result of such Acquisition other than Permitted Liens,

(c) Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrower and Agent) created by adding the historical combined financial statements of Borrower (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Borrower and its Subsidiaries (i) would have been in compliance with the financial covenants in Section 7 of the Agreement for the 4 fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition, and (ii) are projected to be in compliance with the financial covenants in Section 7 for the 4 fiscal quarter period ended one year after the proposed date of consummation of such proposed Acquisition,

(d) Borrower has provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,

(e) Borrower shall have Excess Availability (calculated after giving effect to the payment of any transaction costs and expenses to be paid in connection therewith) in an amount equal to or greater than $15,000,000 immediately after giving effect to the consummation of the proposed Acquisition and Borrower shall have had average daily Excess Availability for the 30 day period ending on the date of the consummation of the proposed Acquisition (and calculated after giving effect to such Acquisition) in an amount equal to or greater than $15,000,000,

(f) the assets being acquired or the Person whose Stock is being acquired did not have negative EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition,

(g) Borrower shall have provided Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,

(h) the assets being acquired (other than a de minimis amount of assets in relation to Borrower’s and its Subsidiaries’ total assets), or the Person whose Stock is being acquired, are useful in or engaged in, as applicable, the business of Parent and its Subsidiaries or a business reasonably related thereto,

(i) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Stock is being acquired is organized in a jurisdiction located within the United States,

(j) the subject assets or Stock, as applicable, are being acquired directly by Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, Borrower or the applicable Loan Party shall have complied with Section 5.11 or 5.12, as applicable, of the Agreement and, in the case of an acquisition of Stock, Borrower or the applicable Loan Party shall have demonstrated to Agent that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties, and

(k) the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including any deferred payment obligations and the amount of Indebtedness assumed) shall not exceed $5,000,000 in the aggregate.

“Purchase Money Inventory Indebtedness” means Indebtedness (other than the Obligations), incurred at the time of, or within 20 days after, the acquisition of any Inventory for the purpose of financing all or any part of the acquisition cost thereof, so long as the holder of such Indebtedness has executed and delivered a waiver agreement to Agent in the form attached as Exhibit P hereto.

(x) The following Schedules to the Credit Agreement are amended and restated in their entirety as set forth on Exhibit A to this Amendment: Schedule A-2 (Authorized Persons), Schedule C-1 (Commitments), Schedule E-1 (Eligible Inventory Locations), Schedule P-1 (Permitted Investments), Schedule P-2 (Permitted Liens), Schedule P-3 (Specific Permitted Indebtedness), Schedule 4.1(b) (Capitalization of Borrower), Schedule 4.1(c) (Capitalization of Borrower’s Subsidiaries), Schedule 4.6(a) (States of Organization), Schedule 4.6(b) (Chief

Executive Offices), Schedule 4.6(c) (Organizational Identification Numbers), Schedule 4.6(d) (Commercial Tort Claims), Schedule 4.7(b) (Litigation), Schedule 4.12 (Environmental Matters), Schedule 4.13 (Intellectual Property), Schedule 4.15 (Deposit Accounts and Securities Accounts), Schedule 4.17 (Material Contracts), Schedule 4.19 (Closing Date Indebtedness), Schedule 4.30 (Location of Inventory and Equipment), and Schedule 6.6 (Nature of Business), and Schedule 6.12 (Transactions with Affiliates).

(y) Schedule 5.2 of the Credit Agreement is hereby amended by replacing the reference to “Weekly” on the left side of the first row thereof with a reference to “Weekly (not later than Tuesday of each week) at such times that a Dominion Period is in effect, and monthly (not later than the 10th day of each month) at such times that a Dominion Period is not in effect”.

(z) Schedule 6.12 (Transactions with Affiliates) to the Credit Agreement is hereby deleted.

(aa) A new Schedule F-1 (Fifth Amendment EBITDA Restructuring Expenses) is added to the Credit Agreement in the form attached as Exhibit F-1 to this Amendment.

(bb) Exhibit C-1 to the Credit Agreement is amended and restated in its entirety in the form attached as Exhibit C-1 to this Amendment.

(cc) A new Exhibit P is added to the Credit Agreement in the form attached as Exhibit P to this Amendment.

3. Continuing Effect. Except as expressly set forth in Section 2 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.

4. Reaffirmation and Confirmation. Borrower hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents represent the valid, enforceable and collectible obligations of Borrower, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by Borrower in all respects.

5. Conditions to Effectiveness. This Amendment shall become effective upon the satisfaction of each of the following conditions precedent, each in form and substance acceptable to Agent:

(a) Agent shall have received a fully executed copy of this Amendment (along with the Consent and Reaffirmation attached hereto) and each of the additional documents, instruments and agreements listed on the Closing Checklist attached hereto as Annex 1 to this

Amendment, each in form and substance acceptable to Agent, together with such other documents, agreements and instruments as Agent may require or reasonably request;

(b) Capital One Leverage Finance Corp. shall have assigned all of its Revolver Commitment to Wells Fargo Capital Finance, LLC effective immediately prior to the effectiveness of this Amendment such that Wells Fargo Capital Finance, LLC is the sole Lender under the Credit Agreement as of the effectiveness of this Amendment; and

(c) No Default or Event of Default shall have occurred and be continuing on the date hereof (other than the Existing Defaults) or as of the date of the effectiveness of this Amendment.

6. Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Agent and Lenders that, after giving effect to this Amendment:

(a) All representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct on and as of the date of this Amendment, in each case as if then made, other than representations and warranties that expressly relate solely to an earlier date (in which case such representations and warranties were true and correct on and as of such earlier date);

(b) No Default or Event of Default has occurred and is continuing;

(c) This Amendment and the Credit Agreement, as modified hereby, constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

7. Miscellaneous.

(a) Expenses. Borrower agrees to pay on demand all Lender Group Expenses of Agent (including, without limitation, the fees and expenses of outside counsel for Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement as modified hereby.

(b) Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois.

(c) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Amendment.

8. Release.

(a) In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and each Guarantor (by its execution and delivery of the attached Consent and Reaffirmation), on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower, any Guarantor or any of their respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto which arises at any time on or prior to the day and date of this Amendment.

(b) Each of Borrower and each Guarantor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Each of Borrower and each Guarantor agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

NAVARRE CORPORATION, a Minnesota corporation

By:
Title:

Signature Page to Amendment No. 5 to Credit Agreement

WELLS FARGO CAPITAL FINANCE, LLC, formerly known as Wells Fargo Foothill, LLC, a Delaware limited liability company, as Agent and as a Lender

By:
Title:

Signature Page to Amendment No. 5 to Credit Agreement

CONSENT AND REAFFIRMATION

Each of the undersigned hereby (i) acknowledges receipt of a copy of the foregoing Amendment No. 5 to Credit Agreement (terms defined therein and used, but not otherwise defined, herein shall have the meanings assigned to them therein); (ii) consents to Borrower’s execution and delivery thereof; (iii) agrees to be bound by the terms of the Amendment, including Section 8 thereof; and (iv) affirms that nothing contained therein shall modify in any respect whatsoever any Loan Document to which any of the undersigned is a party and reaffirm that each such Loan Document is and shall continue to remain in full force and effect. Although each of the undersigned has been informed of the matters set forth herein and has acknowledged and agreed to same, each of the undersigned understands that Agent and Lenders have no obligation to inform any of the undersigned of such matters in the future or to seek any of the undersigned’s acknowledgment or agreement to future consents, amendments or waivers, and nothing herein shall create such a duty.

IN WITNESS WHEREOF, each of the undersigned has executed this Consent and Reaffirmation on and as of the date of such Amendment.

NAVARRE DISTRIBUTION SERVICES, INC., a Minnesota corporation

By:
Title:

NAVARRE ONLINE FULFILLMENT SERVICES, INC., a Minnesota corporation

By:
Title:

ENCORE SOFTWARE, INC., a Minnesota Corporation

By:
Title:

NAVARRE DIGITAL SERVICES, INC., a Minnesota Corporation

By:
Title:

Consent and Reaffirmation to Amendment No. 5 to Credit Agreement

NAVARRE LOGISTICAL SERVICES, INC., a Minnesota corporation

By:
Title:

NAVARRE DISTRIBUTION SERVICES ULC, a British Columbia unlimited liability company

By:
Title:

Consent and Reaffirmation to Amendment No. 5 to Credit Agreement